EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PAVMED INC.

Pursuant to Section 242 of the

General Corporation Law of Delaware

The undersigned Chairman and Chief Executive Officer of PAVmed Inc. (the “Corporation”) does hereby certify:

FIRST: The name of the Corporation is PAVmed Inc.

SECOND: The certificate of incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting the following new first paragraph of Article FOURTH in lieu thereof:

“FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 270,000,000 of which 250,000,000 shares shall be Common Stock of the par value of $.001 per share and 20,000,000 shares shall be Preferred Stock of the par value of $.001 per share.”

THIRD: The foregoing amendment to the Corporation’s certificate of incorporation was duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has signed this certificate of amendment on this 21st day of June, 2022.

/s/ Lishan Aklog, M.D.
Lishan Aklog, M.D.
Chairman and Chief Executive Officer